Free Writing Prospectus
Filed Pursuant to Rule 433
Dated September 21, 2011
Registration Statement No. 333-168098

★PXG DETAILS★ $879MM+ TOYOTA AUTO (TAOT) 2011-B

JOINT BOOKS: JPM, BARC, CITI
CO-MGRS: CS, DB, GS, MUFJ, NOMUR, RBS, LOOP                                          100% POT

             OFFER
CLS    AMT(mm)     M/S&P       WAL    PWIN     L.FINAL    PXING           %        CPN           PX
===========================================================================
A1                                                ***NOT OFFERED***
A2       459.000      Aaa/AAA       1.10       8-20       04/14        EDSF+9      0.532       0.530       99.99845
A3       331.20       Aaa/AAA      2.15       20-34       06/15       IS+21          0.687       0.680       99.98715
A4       88.824       Aaa/AAA       3.11       34-40       11/16       IS+33          0.947       0.940       99.98429
B                                                ***NOT OFFERED***
===========================================================================
PRICING SPEED                           : 1.30% ABS @ 5% CLEAN-UP CALL
EXPECTED PRICING                   : PRICED
EXPECTED SETTLE                    : 09/28/11
REGISTRATION                          : PUBLIC
ERISA ELIGIBLE                          : YES
MIN DENOMS                             : 1K X 1K
BLOOMBERG TICKER               : TAOT 2011-B
NETROADSHOW                       : WWW.NETROADSHOW.COM   PSWRD: TAOT2011B
BILL & DELIVER                         : J.P. MORGAN

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.